Exhibit (a)(1)(E)

June 19, 2009

[Name]

[Address]

[City, State and Zip]

Subject:            Cardinal Health, Inc. Stock Option Exchange Offer

Dear [Name]:

I am pleased to announce that we have officially launched the Cardinal Health, Inc. Stock Option Exchange Program effective today, Friday, June 19, 2009. The Stock Option Exchange Program provides you an opportunity to voluntarily exchange certain employee stock options for new options covering a lesser number of Cardinal Health common shares (the “Offer”). The Offer expires at 11:59 p.m. Eastern Time on Friday, July 17, 2009, unless we extend the Offer, and is subject to terms and conditions described in the document titled “Offer to Exchange Certain Outstanding Stock Options for New Stock Options” (included in this packet). Your election to participate must be received prior to the expiration of the Offer if you wish to participate in the Offer. You may change or withdraw your election to participate at any time prior to the expiration of the Offer.

In this Offer packet:

This packet contains important information about the Offer, including:

•	the Offer to Exchange Certain Outstanding Stock Options for New Stock Options;

•	a Form of Nonqualified Stock Option Agreement;

•

two identical copies of a personalized paper Election Form, which contains a list of your eligible options, including the eligible option grant dates, the exercise price of your eligible options, the number of shares subject to your eligible options, the exchange ratio and the number of shares that would be subject to your new options if you were to elect to participate in the Offer; and

•	a list of frequently asked questions.

Additionally, a webcast providing helpful information regarding the Offer is available on the Cardinal Health Stock Option Exchange Offer Website at https://cardinalhealth.equitybenefits.com.

We are making this Offer on the terms and subject to the conditions described in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options and the Election Form.

How to participate:

You may submit your election in the following ways:

1.	Stock Option Exchange Offer Website:

Use the Cardinal Health Stock Option Exchange Offer Website at https://cardinalhealth.equitybenefits.com. If you are a U.S. employee or are on a global assignment from the U.S., in order to log in to the offer website, you must enter a login id (this is your six-digit employee number) and an initial password (this is the last 4 digits of your social security number). If you are not a U.S. employee, please use your email address as your login id and Cardinal01 as your password. Once you have logged in, you will be prompted to change your password. You may access the offer website through a computer provided at Cardinal Health office locations or through any other computer with internet access.

2.	Overnight Delivery, Mail, Fax or Email:

You may complete the enclosed paper Election Form and send it to Cardinal Health at the address noted on the Election Form. You may also either fax the Election Form to Cardinal Health at the number noted on the Election Form, or scan and email the Election Form to Cardinal Health at the address noted on the Election Form.

Submissions by any other means will NOT be accepted.

Deadline:

If you choose to participate in the Offer, your election(s) must be submitted online and/or your properly completed and signed paper Election Form must be received by Cardinal Health before 11:59 p.m., Eastern Time, on July 17, 2009, unless this deadline is extended. If the deadline is extended, we will make a public announcement of the extension and the new deadline no later than 9:00 a.m., Eastern Time, on the business day after the previous deadline. The expiration deadline will be strictly enforced. Please note that no paper Election Forms will be accepted unless they are properly completed, signed and dated, and received by Cardinal Health before the deadline, even if they are mailed or postmarked before the deadline.

Withdrawal or Change of Election:

If you submit an election to participate in the Offer, you may change or withdraw your election at any time prior to the expiration of the Offer. If you wish to change or withdraw your previously submitted elections, you must notify Cardinal Health of your withdrawal/change of election either online through the Cardinal Health Stock Option Exchange Offer Website or by overnight delivery, mail, fax or email using another copy of your Election Form. The deadline and means for submitting an Election Form to withdraw or change your election is the same as the deadline for submitting an initial Election Form, as discussed above.

You should carefully read the enclosed information, and you are encouraged to consult your own tax, financial and legal advisors before you make any decision whether to participate in the Offer. No one from Cardinal Health or any other entity is, or will be, authorized to provide you with advice, recommendations or additional information in this regard. We make no recommendations as to whether you should participate in the Offer and recommend that you consult with your own advisors regarding your decision.

If you have questions about the Offer or how to participate, please contact Stock & Option Solutions, a firm that we have engaged to assist us in administering the Offer, at the numbers below:

1-800-936-5340 (from within the United States or Canada)

1-614-808-1620 (from outside the United States or Canada)

Stock & Option Solutions is also available to answer your questions via email at StockOptionExchangeProgram@Cardinalhealth.com.

Sincerely,

Carole Watkins

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